Exhibit 5.1

James C. T. Linfield
T: +1 720 566 4010
linfieldjct@cooley.com
November 9, 2012
NewLink Genetics Corporation
2503 South Loop Drive
Ames, IA 50010
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by NewLink Genetics Corporation (the “Company”) of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of 823,649 shares of the Company's Common Stock, $0.01 par value (the “Shares”), pursuant to its 2009 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company's Amended and Restated Certificate of Incorporation and Bylaws as in currently in effect, the Plan and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:/s/James C.T. Linfield
James C.T. Linfield, Partner